Exhibit 99.1
DONEGAL GROUP INC. ANNOUNCES STOCK SPLIT AND INCREASED DIVIDEND
Jeffrey D. Miller
Senior Vice President and Chief Financial Officer
Phone (717) 426-1931
Fax (717) 426-7009
E-mail: jeffmiller@donegalgroup.com
For Immediate Release
     MARIETTA, Pennsylvania, April 6, 2006 — Donegal Group Inc. (Nasdaq: DGICA and DGICB) announced today that its Board of Directors yesterday approved a four-for-three split of its Class A Common Stock and Class B Common Stock to be effected in the form of a 33-1/3% stock dividend to stockholders of record at the close of business on April 17, 2006 and payable on April 26, 2006. The stock split was approved to enhance the liquidity of the Class A Common Stock and Class B Common Stock by increasing the number of outstanding shares. The effect of the stock split will be to increase the number of outstanding shares of Class A Common Stock from 14,442,944 shares to 19,257,258 shares and the number of outstanding shares of Class B Common Stock from 4,182,684 shares to 5,576,912 shares. Donegal Group anticipates that at its April 20, 2006 meeting the Board of Directors will increase the quarterly dividend rate on its post-split Class A Common Stock from a post-split equivalent of $.075 per share to $.0825 per share and anticipates that it will increase its quarterly dividend rate on its post-split Class B Common Stock from a post-split equivalent of $.06375 to $.07 per share, commencing with the dividend payable on May 15, 2006. The dividend increases represent a percentage increase of 10% for the Class A Common Stock and 9.8% for the Class B Common Stock.
     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).
     All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and necessarily involve a number of risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.